Exhibit 23.1

                         Consent of Independent Auditors

The Board of Directors
Frontier Airlines, Inc.:


         We consent to the incorporation by reference in the registration statement on Form S-8 relating to the Employee Stock Ownership Plan of Frontier Airlines, Inc. of our report dated May 31, 2000, relating to the balance sheets of Frontier Airlines, Inc. as of March 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 annual report on Form 10-K of Frontier Airlines, Inc.

                                  /s/ KPMG LLP

                                    KPMG LLP

Denver, Colorado
July 31, 2000